Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 28, 2014, certain direct and indirect wholly-owned subsidiaries of Strategic Hotel Funding, L.L.C., the operating company of Strategic Hotels & Resorts, Inc. ("SHR") closed on the sale of the Four Seasons Punta Mita Resort and an adjacent 48-acre land parcel commonly referred to as La Solana (the "Disposition"). SHR received net proceeds of approximately $183.2 million and intends to use the proceeds to redeem its 8.50% Series A Cumulative Redeemable Preferred Stock and reduce indebtedness under its bank credit facility. The following unaudited pro forma financial information gives effect to the Disposition. The historical financial information as of December 31, 2013 and for the year then ended has been derived from SHR's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013.

The unaudited pro forma balance sheet data as of December 31, 2013 is presented as if the Disposition had occurred on December 31, 2013. The unaudited pro forma statement of operations data for the year ended December 31, 2013 is presented as if the Disposition had occurred on January 1, 2013.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what SHR's results of operations would actually have been if the transaction had in fact occurred on the earlier date discussed above. It also does not project or forecast SHR's consolidated results of operation for any future date or period.

Strategic Hotels & Resorts, Inc. ("SHR")
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2013
(In thousands)

	SHR Historical	Disposition (1a)		SHR Pro Forma
Assets
Investment in hotel properties, net	$1,795,338			$1,795,338
Goodwill	38,128			38,128
Intangible assets, net	29,502			29,502
Assets held for sale	135,901	(135,901)		—
Investment in unconsolidated affiliates	104,973			104,973
Cash and cash equivalents	73,655	183,179	(1b)	256,834
Restricted cash and cash equivalents	75,916			75,916
Accounts receivable, net	39,660			39,660
Deferred financing costs, net	8,478			8,478
Prepaid expenses and other assets	35,600			35,600
Total assets	$2,337,151	$47,278		$2,384,429
Liabilities, Noncontrolling Interests and Equity
Liabilities:
Mortgages and other debt payable	$1,163,696			$1,163,696
Bank credit facility	110,000			110,000
Liabilities of assets held for sale	17,027	(17,027)		—
Accounts payable and accrued expenses	189,889			189,889
Deferred tax liabilities	46,137			46,137
Total liabilities	1,526,749	(17,027)		1,509,722
Commitments and contingencies
Noncontrolling interests in SHR’s operating partnership	7,534			7,534
Equity:
SHR’s shareholders’ equity:
8.50% Series A Cumulative Redeemable Preferred Stock	99,995			99,995
8.25% Series B Cumulative Redeemable Preferred Stock	87,064			87,064
8.25% Series C Cumulative Redeemable Preferred Stock	92,489			92,489
Common stock	2,056			2,056
Additional paid-in capital	1,705,306			1,705,306
Accumulated deficit	(1,234,952)	64,305	(1c)	(1,170,647)
Accumulated other comprehensive loss	(41,445)			(41,445)
Total SHR’s shareholders’ equity	710,513	64,305		774,818
Noncontrolling interests in consolidated affiliates	92,355			92,355
Total equity	802,868	64,305		867,173
Total liabilities, noncontrolling interests and equity	$2,337,151	$47,278		$2,384,429

Note to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013

1.
Four Seasons Punta Mita Resort and La Solana Disposition - On February 28, 2014, SHR disposed of its ownership interests in the Four Seasons Punta Mita Resort and the La Solana land parcel. The following unaudited pro forma adjustments were made to account for this transaction:

a)	Reflects the elimination of consolidated accounts related to the Four Seasons Punta Mita Resort and La Solana.

b)	Reflects the net proceeds from the Disposition of approximately $183.2 million.

c)	Reflects a $64.3 million gain related to the Disposition.

Strategic Hotels & Resorts, Inc. ("SHR")
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2013
(in thousands, except per share amounts)

	SHR Historical	Disposition (1)	SHR Pro Forma
Revenues:
Rooms	$506,348		$506,348
Food and beverage	294,969		294,969
Other hotel operating revenue	93,535		93,535
Lease revenue	5,161		5,161
Total revenues	900,013		900,013
Operating Costs and Expenses:
Rooms	144,464		144,464
Food and beverage	225,213		225,213
Other departmental expenses	220,523		220,523
Management fees	27,126		27,126
Other hotel expenses	60,618		60,618
Lease expense	4,818		4,818
Depreciation and amortization	101,943		101,943
Impairment losses and other charges	728		728
Corporate expenses	25,807		25,807
Total operating costs and expenses	811,240		811,240
Operating income	88,773		88,773
Interest expense	(84,276)		(84,276)
Interest income	59		59
Equity in earnings of unconsolidated affiliates	2,987		2,987
Foreign currency exchange gain	44		44
Other expenses, net	(314)		(314)
Income before income taxes	7,273		7,273
Income tax expense	(557)		(557)
Income from continuing operations	$6,716		$6,716

Amounts Attributable to SHR:
Income from continuing operations	$7,804		$7,804

Loss from continuing operations attributable to SHR common shareholders per share:
Basic:	$(0.08)		$(0.08)
Diluted:	$(0.08)		$(0.08)
Weighted average common shares outstanding - basic and diluted	206,334		206,334

Note to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2013

1.
Four Seasons Punta Mita Resort and La Solana Disposition - On February 28, 2014, SHR disposed of its ownership interest in the Four Seasons Punta Mita Resort and the La Solana land parcel. The consolidated accounts related to the Four Seasons Punta Mita Resort and La Solana were previously reflected as discontinued operations in the audited consolidated statement of operations included in SHR's Annual Report on Form 10-K for the year ended December 31, 2013; therefore, no pro forma adjustments were required to eliminate accounts from continuing operations. There are no pro forma adjustments for nonrecurring items related to this transaction, including the anticipated gain on the Disposition, which will be recognized in discontinued operations in the first quarter of 2014.